REAL ESTATE SALES AGREEMENT

THIS AGREEMENT, made this 8th day of November, 2010 by and between YTB International, Inc., of 1901 East Edwardsville Road, Wood River, IL 62095, hereinafter called SELLER, and, Ralesa Financial & Development, LLC, an Illinois limited liability company, hereinafter called the PURCHASER.

WITNESSETH:  The Seller hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Seller the following described real estate:

SEE ATTACHED EXHIBIT “A” FOR LEGAL DESCRIPTION

SUBJECT TO COVENANTS, RESTRICTIONS AND EASEMENTS OF RECORD.

TOGETHER WITH ALL EQUIPMENT, FURNITURE AND FIXTURES AND PERSONAL PROPERTY LOCATED ON THE PREMISES IN QUESTION.

Purchaser agrees to pay the Seller for said property the sum of $650,000, for furniture located within said property the sum of $175,000, the sum of $5,000 having been paid as earnest money to be held in escrow by Madison County Title Company Inc. for the mutual benefit of the parties and applied on the purchase price.  The remaining balance of $820,000 is payable as follows:
(1)	Cash at time of closing;
(2)
Purchaser has 45 days from execution of said contract to obtain financing on the balance owed to Seller and close the transaction, as set forth in paragraph 7 of the Additional Provisions, attached hereto.

Purchaser stipulates that no agreement or representations concerning this property or its use have been made to them other than as set forth herein. However, purchaser has the right of inspection, as provided in the inspection clause, paragraph 6 of the Additional Provisions, attached hereto.

The Seller agrees that upon full compliance by the Purchaser of this contract, and upon full payment of the purchase price required hereby, to deliver to the Purchaser a Warranty Deed (with the proper amount of Illinois Documentary Stamps affixed and cancelled) conveying the premises herein described free of all encumbrances.

The Seller agrees that upon full compliance by the Purchaser to this contract and upon full payment of the purchase price required hereby to furnish to Purchaser an Owners Title Insurance Policy in the usual form of said policy in the full amount of the purchase price issued by Madison County Title Company, Inc.  Purchaser shall pay for any “Later Date” title charges relating to the transfer of the property, any future title

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evidence charges, Mortgage Title Insurance charges, and all future recording charges including charges for the recording of the deed.

Taxes shall be prorated between the parties through date of closing, based on actual or last known taxes.

ALL PROVISIONS ATTACHED HERETO ARE HEREBY MADE A PART OF THIS AGREEMENT UNLESS STRICKEN OUT WITH THE STRIKEOUTS INITIALED BY ALL PARTIES, AND MODIFIED ONLY AS INITIALED BY ALL PARTIES.

THIS CONTRACT, INCLUDING THE AMENDMENTS REFERENCED HEREIN, REPRESENTS THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND IS A BINDING LEGAL DOCUMENT FOR THE SALE OF THE ABOVE PROPERTY.  EXECUTED IN DUPLICATE THE DATE AND YEAR FIRST ABOVE WRITTEN.

YTB International, Inc.		Ralesa Financial & Development, LLC

By:	/s/ Robert Van Patten 11/15/10	By:	/s/ Khalil Rabiei
Khalil Rabiei, Manager
Attest:	/s/ Andrew Clagg 11/15/10	Attest:	/s/ Andrew Clagg 11/15/10

		By:	/s/ Sepideh Sayeh
Sepideh Sayeh, Manager
		Attest:	/s/ Andrew Clagg 11/15/10

ADDITIONAL PROVISIONS

FOLLOWING ARE A PART OF THIS AGREEMENT UNLESS STRICKEN OUT AND STRIKEOUTS ARE INITIALED:

1.	Upon acceptance of this contract, Seller shall furnish merchantable title subject only to the following:
a.	All taxes and special assessments levied or confirmed after the date of closing;
b.
Building and building line, use and occupancy restrictions conditions and covenants of record, provided the same are not violated by the existing improvements or the present use thereof and do not contain a right of re-entry;

c.	Zoning laws and ordinances of which there are no violations;
d.	Easements for the use of public utilities, if any;
e.	Roads and highways;
f.	Drainage ditches, feeders, and laterals, if any.

2.
The Purchaser or his attorney shall within ten days after receiving such title evidence, deliver to the Seller or his agent (together with such evidence) a memorandum in writing, specifying the objections he makes to the title.  In case material defects found in said title are not cured within twenty (20) days after such notice thereof, this contract shall, at the Purchasers option, be void, and earnest money shall be returned, notice of such election to be given to Seller.  The Purchaser may nevertheless elect to take such title as it then is, and may deduct from the purchase price the amounts of liens or encumbrances, and in such election, within ten days after the expiration of the twenty (20) days, and tendered performance hereof on his part, and if no such notice of election is given, the Purchaser shall have no further rights under the contract.  Compliance with the provisions of this paragraph shall extend closing date until the expiration of the time periods as provided herein.

3.
If prior to delivery of deed the improvements on the premises shall be destroyed or materially damaged by fire or other casualty, Purchaser shall have the option of declaring the contract null and void and receiving a refund of the earnest money paid, or of accepting the premises as damaged or destroyed, together with the proceeds of any insurance payable as a result of the destruction or damage, which proceeds the Seller agrees to assign to the Purchaser.

4.
Should the Purchaser fail to perform this contract promptly on his part, at the time and in the manner herein specified, the earnest money shall, at the option of the Seller, be forfeited by the Purchaser as liquidated damages, and this contract shall become null and void, and the Seller shall then have the right to possession of the premises.  Time is of the essence of this contract, and of all the

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terms and conditions hereof.  In the event Seller does not elect to accept forfeiture of earnest money he shall be entitled to exercise all other legal remedies available to him under Illinois law.

5.
At closing Seller shall convey the property to Purchaser or whomever Purchaser may direct by warranty deed releasing homestead or such other appropriate deed as required.  At the same time the remainder of the purchase price or any further part of it then due shall be paid and all documents relative to the transaction shall be signed and delivered.  Purchaser shall pay expenses of assuming indebtedness.

6.
Inspection: Purchaser shall have thirty (30) days from the date of execution of this agreement to perform any building, roof, mechanical, and property or termite inspections, at Purchaser’s expense. In the event such inspection reveals any building defects or termite damage or infestation, SELLERS may elect to cure said defects or terminate this agreement. Similarly, in the event any building defects are revealed by PURCHASERS building inspection, the parties shall attempt to work out an equitable settlement to cure the defect, or SELLERS may elect not to cure the defect and allow the Purchaser the option to accept and purchase the property as is, or PURCHASER may terminate this agreement in which event the earnest money shall be returned to PURCHASER.

7.
Financing Contingency: Purchaser shall provide Seller evidence of a commitment for financing not later than forty-five (45) days after execution of his agreement. Said financing commitment shall be for at least 80% of the purchase price and purchaser shall provide evidence of the cash down payment for the balance. Terms of said commitment shall be not less favorable than an interest rate of five and one-half percent (5.5%) per anum, amortized over 15 years.

8.
Survey: Upon the acceptance and waiver of the building inspections and acceptance and waiver of the financing contingency, seller shall provide a property survey, at seller’s expense prior to closing. It is understood that the subject property Is part of a platted subdivision, Lot 1 in Country Club View-Third Addition, and the parties may need only agree to a “Location Affidavit” to obtain title coverage.

9.
Furniture: Inspection of the furniture that will be provided with building may be arranged after acceptance of this agreement, however said furniture shall not be placed within the building until all contingencies are removed and a firm closing date is set.

10.	Glassed-in-cubical: Seller shall remove the: “Glassed-in-Cubicle” located on the first floor of the subject premises at seller’s sole expense

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EXHIBIT A

Lot 1 in Country Club View-Third Addition, a part of the Southeast Quarter of Section 21, Township 4 North, Range 8 West of the Third Principal Meridian, City of Edwardsville, Madison County, Illinois, as recorded in Plat Cabinet 62 Page 173 (excepting therefrom that part conveyed to One 157 Center LLC, a Limited Liability Company by Quit Claim Deed recorded July 29, 2003 in Book 4592 Page 5474, more particularly described as follows: Beginning at the most Easterly corner of said Lot 1; thence on an assumed bearing of South 42 degrees 04 minutes 50 seconds West on the Southeasterly  line of said Lot 1, a distance of 20.35 feet; thence Northwesterly 31.76 feet on a curve to the left, having a radius of 20.00 feet, the chord of said curve bears North 03 degrees 25 minutes 07 seconds West, 28.53 feet to the Northeasterly line of said Lot 1; thence South 48 degrees 55 minutes 05 seconds East of said Northeasterly line 20.35 feet to the point of beginning; also except coal, gas and other mineral rights conveyed, excepted or reserved in prior conveyances), Madison County, Illinois.

Permanent Parcel No. 14-2-15-21-19-401-001

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